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Exhibit 10.9

October 21, 2003

Jacob (Jake) J. Plattner, Ph.D.

Re:
Offer of Employment by Anacor Pharmaceuticals, Inc.

Dear Jake:

        I am very pleased to confirm to you our offer of employment with Anacor Pharmaceuticals, Inc. (the "Company") as our Senior Vice President, Research and Development, a full-time, exempt level position reporting directly to me and working in our Bay Area location. Subject to fulfillment of all conditions imposed by this offer letter, including the completion of services to the Company as outlined in Anacor Pharmaceuticals, Inc. Consulting Agreement between you and the Company (copy enclosed), we would like your start date to be as soon after January 1, 2004 as possible, but no later than February 17, 2004, as mutually agreed to by you and the Company. In this key position and as part of the senior management team, you will provide strategic scientific leadership with primary responsibility for selecting, prioritizing, and accelerating the development of novel anti-invective drug candidates. You will plan, organize, and manage the discovery and pre-clinical programs for the Company, ensuring that appropriate drug candidates are selected for development and sufficient resources are committed for success. You will also participate in related tasks as assigned by the Company. The terms of our offer and the benefits currently provided by the Company are as follows:

        1.     Your starting base salary will be $12,083.33 per semi-monthly pay period, which is equivalent to $290,000 annually, and will be paid per the Company's standard payroll process and less all applicable taxes and withholdings. In addition, you will be eligible for a performance bonus of up to twenty percent (20%) of your base salary ("Performance Bonus"). Fifty percent (50%) of the Performance Bonus is contingent on your achievement of individual performance objectives as mutually established by you and the Company ("Individual Component"). The remaining fifty percent (50%) of the Performance Bonus is contingent on the Company's achievement of its corporate objectives ("Company Component"). The Individual Component of the Performance Bonus will be assessed on, and if earned, paid on a quarterly basis and prorated for your length of service. The Company Component of the Performance Bonus will be assessed on, and if earned, paid on an annual basis, and prorated for your length of service. The Company will determine in its sole discretion, the level of achievement of each Performance Bonus component. The Performance Bonus, if earned, will be paid less all applicable taxes and withholdings.

        2.     As a full-time employee you will be eligible to participate in health insurance, and other employee benefit plans established by the Company, subject to any eligibility requirements imposed by such plans. You will also be eligible for paid time off ("PTO") equal to four (4) weeks or twenty (20) working days accrued per year of service, which will accrue on a prorated basis each pay period during which you are an active employee.

        3.     In an effort to facilitate your relocation closer to the Company headquarters, upon commencing employment with the Company, the Company will provide you with a one-time moving bonus of $30,000 ("Moving Bonus"). The Moving Bonus will be paid to you in your first regular paycheck, less all applicable taxes and withholdings. If your employment with the Company terminates by reason of voluntary resignation or for cause (as defined below), within one year of your effective start date, you agree to repay the Company, the pro-rated portion of the total Moving Bonus corresponding to the remaining period in the one year. Such repayment will be due to the Company upon termination of employment. For purposes of this agreement "cause" is defined as failure or refusal to comply in any material respect with the reasonable policies, standards or regulations of the Company; causing material loss or damage to the Company; a good faith determination by the

Company's Chief Executive Officer of substandard performance or failure to perform duties determined by the Company; unethical or fraudulent conduct; material breach of a term of this offer agreement or of the Confidential Information and Invention Assignment Agreement, including, without limitation, theft of the Company's proprietary information; or an unlawful or criminal act which would reflect badly on the Company in the Company's reasonable judgment.

        4.     As a full-time employee of the Company, you agree that you will devote all of your business time and attention to the business of the Company, and that the Company will be entitled to all of the benefits and profits arising from or incident to all such work services and advice. You further agree that during the course of your employment with the Company, you will not render commercial or professional services of any nature to any person or organization, whether or not for compensation, without the prior written consent of the Company's Chief Executive Officer, and you will not directly or indirectly engage or participate in any business that is competitive in any manner with the business of the Company, as determined by the Company.

        5.     As an employee of the Company, you will have access to certain confidential information of the Company and you may, during the course of your employment, develop certain information or inventions, which will be the property of the Company. To protect the interests of the Company, you will be required to sign the Company's standard "Confidential Information and Invention Assignment Agreement" as a condition of your employment. We wish to impress upon you that we do not want you to bring with you any confidential or proprietary material of any former employer or to violate any other obligations you may have to any former employer.

        6.     We will recommend to the Board of Directors of the Company (the "Board") that you be granted the opportunity to purchase 175,000 options of Common Stock of the Company ("Options"), under its 2001 Equity Incentive Plan (the "Plan") at the fair market value of the Company's Common Stock, as determined by the Board upon their approval of such grant. Twenty-five percent (25%) of the Options will vest on the one year anniversary date of your employment, and the remaining Options will vest monthly in equal portions over the following three years for a total vesting term of four years. However, should you engage in and complete a consulting assignment with the Company immediately prior to your employment with the Company, per the terms of the Anacor Pharmaceuticals, Inc. Consulting Agreement signed by you and the Company, upon your employment, we will recommend to the Board that your Options commence vesting as if your effective date of hire had been January 1, 2004, such that the commensurate portion of the Options will be vested on your February 2004 employment date. The Options will be governed by the terms and conditions of the Plan and corresponding option agreement. Further details on the Plan and any specific option granted to you will be provided upon approval of such grant by the Company's Board.

        7.     Contingent upon the Board's further approval, you will be eligible for certain acceleration benefits for the vesting of restricted stock and/or stock options held by you in the event of a "Change of Control" of the Company, per the enclosed Change of Control Provisions (Exhibit A), which is a summary of the key provisions of this acceleration benefit.

        8.     While we look forward to a mutually satisfying relationship, should you decide to accept our offer, your employment is for no specific period of time and you will be an at-will employee of the Company, which means the employment relationship can be terminated by either you or the Company for any or no reason, at any time, with or without notice. Any statements or representations to the contrary (and, indeed, any statements contradicting any provision in this letter) should be regarded by you as ineffective. This at-will provision may only be amended in a writing signed by both you and the Company's Chief Executive Officer. Further, your participation in any stock option or benefit programs is not to be regarded as assuring you of continuing employment for any particular period of time. As always, the Company reserves the right to modify, delete, or otherwise amend its benefits, compensation and incentive programs from time to time as it deems necessary in its sole discretion.

        9.     For purposes of federal immigration law, and as a requirement of employment with the Company, within three (3) business days of starting your new position you will need to present documentation demonstrating your identity and eligibility to work in the United States. If you have questions about this requirement, which applies to U.S. citizens and non-U.S. citizens alike, you may contact Human Resources.

        10.   This offer supersedes and replaces any prior representations or agreements, written, verbal or otherwise, between you and the Company regarding the terms described in this letter. This offer, if not accepted, will expire on October 24, 2003. Please sign this letter below and return one original, along with executed originals of the referenced and enclosed documents as applicable, to Anacor Pharmaceuticals, Inc., Attention: Human Resources. Your signature will acknowledge that you have read and understood and agreed to the terms and conditions of this offer letter as well as the referenced and enclosed documents. A duplicate letter is enclosed for your files. Should you have anything else that you wish to discuss, please do not hesitate to call us.

We look forward to the opportunity to welcome you to the Company.

Very truly yours,

/s/ DAVID PERRY

David Perry
Chief Executive Officer

I have read and understood this offer letter and hereby acknowledge, accept and agree to the terms set forth above. No further commitments were made to me as a condition of employment.

/s/ JACOB PLATTNER	Date Signed:	10/24/03

Jacob (Jake) J. Plattner, Ph.D.
	Effective Start Date:	2/25/04

Exhibit A

Anacor Pharmaceuticals, Inc.

Change of Control Provisions

        The effectiveness of the Change of Control Provisions is contingent upon approval by the Board of Directors of Anacor Pharmaceuticals, Inc. (the "Company").

Terms:

        In the event your employment with the Company is terminated without Cause or you are subject to an Effective Termination in connection with or at any time within twelve (12) months following a Change of Control, and contingent on you executing a Release Agreement at that time, all restricted stock and stock options granted to you and held by you (the "Shares") shall immediately vest if the Change of Control is a Liquidity Event, or (ii) 50% of the remaining unvested Shares shall become vested if the Change of Control is not a Liquidity Event. In addition, the Company's Board of Directors (the "Board") may, in its sole discretion, accelerate the vesting of some or all of the Shares in connection with a Change of Control.

Definitions:

        Change of Control. "Change of Control" shall mean a sale of all or substantially all of the Company's assets, or any merger or consolidation of the Company with or into another corporation other than a merger or consolidation in which the holders of more than 50% of the shares of capital stock of the Company outstanding immediately prior to such transaction continue to hold (either by voting securities remaining outstanding or by their being converted into voting securities of the surviving entity) more than 50% of the total voting power represented by the voting securities of the Company, or such surviving entity, outstanding immediately after such transaction. For purposes of clarification, an equity financing will not be a Change of Control, even if equity securities representing greater than 50% of the total voting power of the Company are sold.

        Cause. "Cause", for the purposes of the Change of Control Provisions, means (A) gross negligence or willful misconduct in the performance of duties to the Company where such gross negligence or willful misconduct has resulted or is likely to result in substantial and material damage to the Company or its subsidiaries; (B) deliberate violation of a Company policy; (C) repeated unexplained or unjustified absence from the Company; (D) a material and willful violation of any federal or state law; (E) commission of any act of fraud with respect to the Company; (F) conviction of a felony or a crime involving moral turpitude causing material harm to the standing and reputation of the Company; (G) unauthorized use or disclosure of any proprietary information or trade secrets of the Company or any other party to whom you owe an obligation of non-disclosure as a result of your relationship with the Company; or (H) your death or Permanent Disability, in each case as determined in good faith by the Board.

        Effective Termination. "Effective Termination" means your voluntary termination of your employment with the Company within thirty (30) days following the occurrence of any of the following without your consent: (A) a material reduction or change in job duties, responsibilities and requirements inconsistent with your position with the Company and your prior duties, responsibilities and requirements prior to the Change of Control, provided that neither a mere change in title along nor reassignment following a Change of Control to a position that is substantially similar to the position held prior to the Change of Control in terms of job duties, responsibilities or requirements shall constitute a material reduction in job responsibilities; (B) any material reduction of your then current base salary (other than in connection with a general decrease in base salaries for most employees or other senior executives of the successor corporation); or (C) your refusal to relocate to

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the principal place for performance of Company duties to a location more than fifty (50) miles from the Company's then current location at the time of the Change of Control.

        Liquidity Event. "Liquidity Event" means a Change of Control which results in the holders of the Company's Series B Preferred Stock receiving at least three (3) times the original purchase price for such shares if after the Series B financing. For purposes of this section, the consideration received by the holders of Series B Preferred Stock shall be valued in the manner set forth in the Company's Certificate of Incorporation, as it may be amended from time to time.

        Permanent Disability. "Permanent Disability" shall mean your inability to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than six (6) months.

        Release Agreement. If any events occur which entitle you to any benefits under the Change of Control Provisions, as a condition to your receiving such benefits, you shall execute the Company's standard form of "Release Agreement" releasing the Company from any claims relating to your employment or termination of your employment.

Other Terms:

        You shall be entitled to receive the acceleration benefit to the extent of the maximum after-tax benefit to you, after taking into account any excise tax that may be imposed upon the benefit that is characterized as an "excess parachute payment" under applicable law. You are advised to consult with your own tax or financial advisor to understand the possible financial and tax implications as a result of receiving any such benefits.

        The terms of this agreement amend and supercede any prior change of control agreements.

AGREED AND ACCEPTED:
/s/ Jacob J. Plattner Jacob (Jake) J. Plattner, Ph.D.	10/27/06 Date

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Exhibit A
Anacor Pharmaceuticals, Inc. Change of Control Provisions